CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm in the Post-Effective Amendment to the Registration
Statement on Form N-1A of Kinetics Portfolios Trust and to the use of our report dated February
28, 2025 on the financial statements and financial highlights of The Internet Portfolio, The Global
Portfolio, The Paradigm Portfolio, the Small Cap Opportunities Portfolio, The Market
Opportunities Portfolio, and The Multi-Disciplinary Income Portfolio, each a series of shares of
Kinetics Portfolios Trust.  Such financial statements and financial highlights appear in the 2024
Financial Statements in Form N-CSR, which is incorporated by reference into the Registration
Statement.
/s/ TAIT, WELLER & BAKER LLP
TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
April 30, 2025